Ms. Marcie Backer
     9 Pearlstone Drive
     Rochester, NY  14527

     June 15, 2007

     Dear Marcie:

     We are pleased to offer you the position of President of EMF
     Corporation reporting to me with a start date of July 10.

     You will be paid $4,808.00 bi-weekly (which is $125,000 over a twelve month period).

     A signing bonus of $10,000 of Dynasil stock or cash will be issued on your first day of work. The stock value will be based on the most recent stock selling price prior to your starting date.

     A guaranteed bonus will be paid to you equal to 30% of the base pay paid to you from your start date through September 30, 2007. For fiscal year 2008 ending September 30, 2008 and fiscal year 2009 ending September 30, 2009, your bonus will be paid based on year end audited financial statements as per the following as long as you have worked at EMF for the full year:

          10% of EMF Net Profit Before Tax (NPBT) on the first $400,000 of NPBT
          5% of EMF NPBT on NPBT between $400,000 and $800,000
          3% of EMF NPBT on NPBT greater than $800,000

     The bonus will be payable in any combination of cash and/or
     Dynasil stock at your discretion. After this period, a different bonus calculation system is anticipated.

     You will be eligible for stock options or stock grants at the discretion of the Dynasil Board of Directors.

     For a maximum of two years from your starting date, you will be reimbursed up to $9,500 per year at the IRS mileage rate for travel from Rochester (this may be taxable income).

     You will become eligible to participate in our EMF employee benefits plans based on your length of service. Based on current policies, you would start at 20 days per year of vacation.

     In the event that operations in Ithaca are shutdown and there is not another mutually agreeable position available within Dynasil, then severance will be three months of base pay.

     This offer is conditioned on your successfully passing a drug test and your ability to present documentation of evidence of your right to work in the United States.

     Please let me know your decision by June 18, 2007. We believe that your skills are a great fit for the EMF President position. This is an opportunity to run a strategic business and to get involved at an early stage in Dynasil's growth. If you have any questions, please feel free to call me at 856-952-6704.

     Sincerely,

     Craig Dunham, President and CEO- Dynasil Corporation

     I accept the above offer of employment.
     __________________________________________
     Signature                               Date